                                   EXHIBIT 4.2


         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

NNo.     01-1-1                                                 US $2,500,000.00
         --------------                                            -------------

                       COMPUTERIZED THERMAL IMAGING, INC.

           7% CONVERTIBLE DEBENTURE SERIES 01-1 DUE DECEMBER 31, 2004

         THIS DEBENTURE is one of a duly authorized issue of up to $2,500,000 in Debentures of COMPUTERIZED THERMAL IMAGING, INC., a corporation organized and existing under the laws of the State of Nevada (the "Company") designated as its 7% Convertible Debentures Series 01-1. Such Debentures may be issued in series, each of which may have a different maturity date, but which otherwise have substantially similar terms.

         FOR VALUE RECEIVED, the Company promises to pay to BEACH BOULEVARD, L.L.C., the registered holder hereof (the "Holder"), the principal sum of Two Million Five Hundred Thousand and 00/100 Dollars (US $ 2,500,000.00) on December 31, 2004 (the "Maturity Date") and to pay interest on the principal sum outstanding from time to time in arrears at the rate of 7% per annum, accruing from December 31 , 2001, the date of initial issuance of this Debenture (the "Issue Date"), on the relevant Conversion Date (as defined below). Accrual of interest shall commence on the first such business day to occur after the Issue Date and shall continue to accrue on a daily basis until payment in full of the principal sum has been made or duly provided for. Additional provisions regarding the payment of interest are provided in Section 4(D) below (the terms of which shall govern as if this sentence were not included in this Debenture).

         This Debenture is being issued pursuant to the terms of the Securities Purchase Agreement, dated December 20, 2001 (the "Securities Purchase Agreement"), to which the Company and the Holder (or the Holder's predecessor in interest) are parties. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

         This Debenture is subject to the following additional provisions:

         1. The Debentures will initially be issued in denominations determined by the Company, but are exchangeable for an equal aggregate principal amount of

Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

         2. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

         3. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws and the terms of the Securities Purchase Agreement . In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

         4.   A.   (i) At any time on or after the Issue Date and prior to the time this Debenture is paid in full in accordance with its terms (including without limitation after the Maturity Date and after the occurrence of an Event of Default, as defined below), the Holder of this Debenture is entitled, at its option, subject to the following provisions of this Section 4, to convert this Debenture at any time into shares of Common Stock, $0.001 par value ("Common Stock"), of the Company at the Conversion Price (as defined below).

                   (ii) The term "Conversion Price" means the Fixed Conversion Price (as defined below), except (x) as provided in Section 6(C)(iv)(y) hereof or (y) if the Effective Date has not occurred before the first annual anniversary of the Closing Date, the "Conversion Price" shall mean the Alternative Conversion Price (as defined below).

                   (iii) The term "Fixed Conversion Price" means $1.44 (which amount is subject to adjustment as provided herein).

                   (iv) The term "Closing Bid Price" means the closing bid price during regular trading hours of the Common Stock (in U.S. Dollars) on the Principal Trading Market, as reported by the Reporting Service (as defined below).

                   (v) The term "Reporting Service" means Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by the Holders of the Debentures and reasonably acceptable to the Company.

              B. Conversion shall be effectuated by faxing a Notice of Conversion (as defined below) to the Company as provided in this paragraph. The

Notice of Conversion shall be executed by the Holder of this Debenture and shall evidence such Holder's intention to convert this Debenture or a specified portion hereof in the form annexed hereto as Exhibit A. If paid in Common Stock as contemplated hereby, interest accrued or accruing from the Issue Date to the relevant Conversion Date shall be paid in Common Stock at the Conversion Price applicable as of such Conversion Date. No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date on which the Holder faxes or otherwise delivers the conversion notice ("Notice of Conversion") to the Company so that it is received by the Company on or before such specified date, provided that, if such conversion would convert the entire remaining principal of this Debenture, the Holder shall deliver to the Company the original Debentures being converted no later than five (5) business days thereafter. Facsimile delivery of the Notice of Conversion shall be accepted by the Company at facsimile number (503) 594-1217;
Attn: Bernard Brady, Chief Financial Officer. Certificates representing Common Stock upon conversion ("Conversion Certificates") will be delivered to the Holder at the address specified in the Notice of Conversion (which may be the Holder's address for notices as contemplated by the Securities Purchase Agreement or a different address), via express courier, by electronic transfer or otherwise, within three (3) business days (such third business day, the "Delivery Date") after the date on which the Notice of Conversion is delivered to the Company as contemplated in this paragraph B.

              C. Notwithstanding any other provision hereof or of any of the other Transaction Agreements, in no event (except (i) as specifically provided herein as an exception to this provision, or (ii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the Holder be entitled to convert any portion of this Debenture, or shall the Company have the obligation to convert such Debenture (and the Company shall not have the right to pay interest hereon in shares of Common Stock) to the extent that, after such conversion or issuance of stock in payment of interest, the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debentures or other convertible securities or of the unexercised portion of the Warrants or other rights to purchase Common Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the Debentures with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% (the "Applicable Percentage") of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, except as otherwise provided in clause (1) of such sentence. The Holder, by its acceptance of this Debenture, further agrees that if the Holder transfers or assigns any of the Debentures to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Section 4(C) as if such transferee or assignee were the original Holder hereof. Nothing herein shall preclude the Holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the Holder so as to thereafter permit the continued conversion of this Debenture.

              D. (i) Subject to the other terms of this Section D, interest on the principal amount of this Debenture converted pursuant to a Notice of Conversion shall be due and payable, at the option of the Company, in cash or Common Stock on the Conversion Date.

                   (ii) Notwithstanding the foregoing, the Company's right to issue shares in payment of such interest is applicable if, and only if, there is then in effect a current Registration Statement covering the shares to be issued to the Holder in payment of such interest.

                   (iii) The number of shares of Common Stock to be issued in payment of such interest shall be determined by dividing the dollar amount of the interest to be so paid by the Conversion Price on the relevant Conversion Date. Such Common Stock shall be delivered to the Holder, or per Holder's instructions, on the Delivery Date for the related Conversion Certificates pursuant to Section 4(B) hereof.

                   (iv) If the Company elects to have the interest paid in cash, the Company shall make such payment within three (3) business days of the Conversion Date. If such payment is not made in cash by such date, it shall be deemed that the Company has elected to pay the interest in stock, if the Company were otherwise eligible to issue shares of Common Stock in payment of such interest, as provided above.

              E. Anything herein to the contrary notwithstanding, in the event the Company breaches the provisions of Section 4(g) of the Securities Purchase Agreement, the Conversion Price shall be amended to be equal to (i) ninety percent (90%) of (ii) the Conversion Price determined in accordance with the other provisions of this Debenture without regard to this Section 4(E), and the Holder may require the Company to immediately redeem all or any part of the outstanding portion of this Debenture for an amount equal to the Redeemable Balance (as defined below).

         5. On the Maturity Date, the Company shall redeem any then outstanding principal amount of this Debenture not previously converted or redeemed at the Special Redemption Price.

         6.   A.   (i) The Company agrees that, if a Trigger Event (as defined below) has occurred, the Holder shall have the option, exercisable in such Holder's sole and absolute discretion, to require the Company to redeem each Unconverted Debenture (as defined below) for the Redeemable Balance, payable in cash.

                   (ii) Such option shall be exercised by the Holder giving written notice of the exercise of this provision by the Holder (a "Holder Redemption Notice") at any time within fifteen (15) trading days after a Trigger Event has occurred. The Holder Redemption Notice shall specify the date (the "Redemption Due Date") on which the Redeemable Balance shall be paid, which date shall be at least five (5) business days after the date (a "Redemption Notice Date") on which the Holder Redemption Notice is given, and the wire instructions for the account to which the Redeemable Balance is to be paid; provided, however, that the Company shall have the right to accelerate the date of such payment.

                   (iii) The Holder of an Unconverted Debenture may elect to redeem a portion of such Unconverted Debenture without electing to redeem the balance of the Unconverted Debenture.

                   (iv) If the Holder does not give the Holder Redemption Notice within the period contemplated by subparagraph (ii) of this Section 6(A), the Holder's right to elect a redemption under this Section 6 shall expire unless and until a subsequent Trigger Event occurs, in which event the provisions of this Section 6(A) (including, but not limited to, this subparagraph (iv)) shall apply.

              B. The term "Trigger Event" means that one or more of the following events has occurred:

         (i) the average Closing Bid Prices for the ninety (90) consecutive trading days after the Relevant Trigger Start Date (as defined below) is less than the average of the Closing Bid Prices during the five (5) trading days ending on the trading day immediately preceding the Closing Date; or

         (ii) the Effective Date has not occurred by the date which is the first anniversary of the Initial Closing Date.

The term "Relevant Trigger Start Date" means the earlier to occur of (x) the Effective Date or (y) the date (the "Half Year Date") which is one hundred eighty (180) trading days after the Closing Date.

              C. (i) The term "Unconverted Debenture" means the principal amount of this Debenture which has not been converted as of the relevant date.

                   (ii) The term "Redeemable Balance" means the amount, in cash, equal to (x) the aggregate principal of the Unconverted Debenture and all accrued interest thereon through and including the Redemption Payment Date (as defined below) (collectively, the "Accrued Balance"), multiplied by (y) one hundred eleven percent (111.00%).

                   (iii) The term "Redemption Payment Date" means the date on which the Company actually pays the Redeemable Balance.

                   (iv) If the Company does not pay the Redeemable Balance in full by the Redemption Due Date, then the balance of the Redeemable Balance (the "Current Redeemable Balance") shall be paid as follows:

         (x) if the Company and the Holder have entered into the Equity Credit Line Agreement and the registration statement contemplated by such Equity Credit Line Agreement (the "Credit Line Registration Statement") is currently effective, the Company shall issue registered unrestricted shares of Common Stock pursuant to a series of mandatory put notices contemplated by and consistent with the terms of such Equity Line Agreement for a period not to exceed six (6) months from the date of the Redemption Notice Date (the last day of such six month period, the "Six Month Date"), and the Current Redeemable Balance shall be reduced by an amount equal to the amount specified in such put notice (and the Holder shall be deemed to have fulfilled its payment obligation with respect to such put notice by such reduction); provided, further, that if the full Current Redeemable Balance is not satisfied by the Six Month Date, the balance of the Current Redeemable Balance shall be paid in cash on the Six Month Date; and

         (y) if the Credit Line Registration Statement is not currently effective, the "Conversion Price" shall be amended to mean the Alternative Conversion Price.

Payments of less than the full amount of the Current Redeemable Balance shall be applied in the following order of priority: (1) first, to the excess of the Current Redeemable Balance over the Accrued Balance, (2) then, to accrued interest on the principal of the Unconverted Debenture, and (3) then, to principal of the Unconverted Debenture.

                   (v) Anything in the other provisions of this Section 6 or other provisions of this Debenture to the contrary notwithstanding, if the Effective Date has not occurred by the first annual anniversary of the Closing Date, the Holder shall have the right to require that the Company redeem the then outstanding Debentures in cash for the Special Redemption Amount (as defined below). The provisions of the immediately preceding subparagraph (iv) shall not apply to a redemption demanded under this subparagraph (v).

                   (vi) The term "Alternative Conversion Price" means the lower of (x) the Fixed Conversion Price or (y) the Variable Conversion Price. The term "Variable Conversion Price" means the amount equal to seventy-five percent (75%) of the average of the three (3) lowest Closing Bid Prices (which need not be from consecutive trading days) during the ten (10) trading days ending on the trading day immediately preceding the Conversion Date.

                   (vii) The term "Special Redemption Amount" means an amount equal to the Special Redemption Price (as defined below).

                   (viii) If all of the Unconverted Debentures are being redeemed pursuant to this Section 6, then, upon payment in full of the Redeemable Balance or Special Redemption Amount, as the case may be, for all of the Unconverted Debentures in accordance with the provisions of this Section 6, the Holder shall deliver the Debenture to the Company marked "paid in full".

                   (ix) If the Redeemable Balance or Special Redemption Amount, as the case may be, is not timely paid by the Company, the Redeemable Balance computed as of such date will bear interest at the rate of eighteen percent (18%) or the highest rate allowed by law, whichever is lower, from the date it was due until and including the date actually paid. The preceding sentence (x) shall apply to amounts of the Redeemable Balance not yet deemed paid pursuant to clause (x) of Section 6(C)(iv) above and (y) shall not apply where clause (y) of
Section 6(C)(iv) above is applicable. The failure of the Company to timely pay the cash portion of any Redeemable Balance or Special Redemption Amount, as the case may be, when such cash is due and payable shall be an Event of Default.

         7. A. Anything herein or in any of the other Transaction Agreements to the contrary notwithstanding, the Company will have the absolute and unconditional right to redeem all, but not less than all, of the then Unconverted Debenture in cash for the Special Redemption Price (as defined below) in accordance with the terms of this Section 7 (such redemption, a "Special Redemption").

              B. (i) The term "Special Redemption Price" means the amount, payable in cash, equal to (x) the greater of the Fixed Special Redemption Amount or the Variable Special Redemption Amount (as those terms are defined below), plus (y) any amounts (other than principal and accrued interest due hereunder) due from the Company to the Holder pursuant to any other provisions of this Debenture or any of the other Transaction Agreements.

                   (ii) The term "Fixed Special Redemption Amount" means (x) one hundred twenty-five percent (125.00%) of (y) the aggregate principal of the Unconverted Debentures and all accrued interest thereon through and including the Special Redemption Payment Date (as defined below).

                   (iii) The term "Variable Special Redemption Amount" means the amount equal to:

                   V                      x                 M
               ---------
                   CP

         where:

              "V" means the principal of an Unconverted Debenture plus any accrued but unpaid interest thereon;

              "CP" means the Conversion Price in effect on the date (the "Special Redemption Notice Date") of the Special Redemption Notice (as defined below); and

              "M" means the highest closing price per share of the Common
         Stock during the period beginning on the Special Redemption Notice Date and ending on the date Special Redemption Payment Date.

                   (iv) The term "Special Redemption Payment Date" means the date the Special Redemption Amount is actually paid by the Company to the Holder.

              C. The Company shall give written notice of such Special Redemption to the Holder (the "Special Notice of Redemption"). The date of payment of the Special Redemption Amount specified in such Special Notice of Redemption shall be the "Special Redemption Payment Due Date," provided that the Special Redemption Payment Due Date may not be later than seven (7) business days after the Special Redemption Notice Date (for purposes of such computation, the Special Redemption Notice Date shall be deemed the first day).

              D. In the event such Special Redemption Price payment is not timely made, the Special Redemption Notice shall be null and void and any rights of the Company to redeem outstanding Debentures under this Section 7 shall terminate.

              E. Upon issuance of a Special Redemption Notice, the Holder shall have no right to convert this Debenture into shares of Common Stock for as long as such Special Redemption Notice has not been declared null and void pursuant to the preceding paragraph D. The Company, however, will honor all Conversion Notices submitted by the Holder prior to the Holder's receipt of a Special Redemption Notice. Anything in this Debenture or any Conversion Notice to the contrary notwithstanding, upon the Holder's receipt of a Special Redemption Notice, the Holder shall have the right, in the Holder's sole and absolute discretion, to notify the Company in writing that the Holder has canceled all or any part of any outstanding Conversion Notice for which the Conversion Shares have not been delivered to the Holder. In such event the Debentures for which the Conversion Notice has been canceled shall be deemed Unconverted Debentures..

         8. Subject to the terms of the Securities Purchase Agreement, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company.

         9. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

         10. All payments contemplated hereby to be made "in cash" shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Holder to the Company (which account may be changed by notice similarly given). All payments of cash and each delivery of shares of Common Stock issuable to the Holder as contemplated hereby shall be made to the Holder at the address last appearing on the Debenture

Register of the Company as designated in writing by the Holder from time to time; except that the Holder can designate, by notice to the Company, a different delivery address for any one or more specific payments or deliveries.

         11. If, for as long as this Debenture remains outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity or a sale or transfer of all or substantially all of the assets of the Company to another person (collectively, a "Sale"), the Company will require, in the agreements reflecting such transaction, that the surviving entity expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, (i) the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company, except that Section 4(C) shall not apply to such conversion.

         12. If, at any time while any portion of this Debenture remains outstanding, the Company spins off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the "Spin Off") in which the Company does not receive just compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's Debentures outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Debentures") been converted as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Debentures, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by
(y) a fraction, of which (I) the numerator is the principal amount of the Outstanding Debentures then being converted, and (II) the denominator is the principal amount of the Outstanding Debentures.

         13. If, at any time while any portion of this Debenture remains outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price, the Minimum Conversion Price, the Fixed Conversion Price and any other amounts calculated as contemplated hereby or by any of the other Transaction Agreements shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, any market price from a date prior to such split which was used in any of the calculation of the Conversion Price shall be deemed to be one-half of what it had been calculated to be immediately prior to such split;
(ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, any market price from a date prior to such split which was used in any of the calculation of the Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, any market price from a date prior to such record date which was used in any of the calculation of the Conversion Price shall be deemed to be such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

         14. The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

         15. This Debenture shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on FORUM NON COVENIENS, to the bringing of any such proceeding in such jurisdictions.

         16. JURY TRIAL WAIVER. The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with this Debenture.

         17. The following shall constitute an "Event of Default":

              a. The Company shall default in the payment of principal or interest on this Debenture, any Redeemable Balance due hereunder or any other amount due, and, in any such instance, the same shall continue for a period of five (5) business days; or

              b. Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement or any of the other Transaction Agreements or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company in connection with the execution and delivery of this Debenture or the Securities Purchase Agreement shall be false or misleading in any material respect at the time made; or

              c. Subject to the terms of the Securities Purchase Agreement, the Company fails to authorize or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture and when required by this Debenture or the Registration Rights Agreement, and such transfer is otherwise lawful, or fails to remove any restrictive legend on any certificate or fails to cause its Transfer Agent to remove such restricted legend, in each case where such removal is lawful, as and when required by this Debenture, the Agreement or the Registration Rights Agreement, and any such failure shall continue uncured for ten (10) business days; or

              d. The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of any Debenture in this series and such failure shall continue uncured for a period of thirty
                   (30) days after written notice from the Holder of such failure; or

              e. The Company shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Company under any of the Transaction Agreements and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or

              f. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

              g. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty
                   (60) days after such appointment; or

              h. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

              i. Any money judgment, writ or warrant of attachment, or similar process in excess of Four Hundred Thousand ($400,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

              j. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

              k. The Company shall have its Common Stock suspended from trading on, or delisted from, the Principal Trading Market for in excess of ten (10) trading days; or

              l. Any event defined in another provision of this Debenture as an Event of Default shall have occurred.

If an Event of Default shall have occurred, then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable (and the Maturity Date shall be accelerated accordingly), without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

         18. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

         19. In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Debenture, then IPSO FACTO the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized. In the event any payment by or act of the Company shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Debenture. If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section 19 or otherwise, such excess shall be deemed to be an interest-free loan from the Company to the Holder, which loan shall be payable immediately upon demand by the Company. The provisions of this Section 19 shall control every other provision of this Debenture.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: December 31, 2001

                                      COMPUTERIZED THERMAL IMAGING, INC.

                                      By:      /s/ Bernard J. Brady
                                         ---------------------------------------

                                                   Bernard J. Brady
                                      ------------------------------------------
                                      (Print Name)

                                               Secretary, Treasurer, CFO
                                      ------------------------------------------
                                      (Title)

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                                       OF
           7% CONVERTIBLE DEBENTURE SERIES 01-01 DUE December 31, 2004

   (To be Executed by the Registered Holder in Order to Convert the Debenture)



FROM:                                                                 ("Holder")
      ---------------------------------------------------------------

DATE:                                                    (the "Conversion Date")
     ---------------------------------------------------


RE: Conversion of $__________ principal amount (the "Converted Debenture") of the 7% Convertible Debenture Series 01-_ Due _________, 200_ (the "Debenture") of COMPUTERIZED THERMAL IMAGING, INC. (the "Company") into shares (the "Conversion Shares") of Common Stock (defined below)

CONVERSION DATE:

         The captioned Holder hereby gives notice to the Company, pursuant to the Debenture of COMPUTERIZED THERMAL IMAGING, INC. that the Holder elects to convert the Converted Debenture into fully paid and non-assessable shares of Common Stock, $0.001 par value (the "Common Stock"), of the Company as of the Conversion Date specified above. Said conversion shall be based on the following Conversion Price (THE LOWER OF THE TWO ALTERNATIVES IS CHECKED; THE VARIABLE CONVERSION PRICE IS AVAILABLE ONLY UNDER CERTAIN SPECIFIED CIRCUMSTANCES):

                  $               , representing the Fixed Conversion Price (as
      ---          ---------------
                  defined in the Debenture)

                  $               , representing the Variable Conversion Price
      ---          ---------------
                  (as defined in the Debenture).

                  If the Variable Conversion Price is selected above, a schedule of the Closing Bid Prices of the Common Stock for the ten (10) trading days prior to the Conversion Date, as reported by the Reporting Service, is attached for your reference in determining the Conversion Price.

Based on this Conversion Price, the number of Conversion Shares indicated above should be issued in the following name(s):

                  Name and Record Address                      Conversion Shares

                  -----------------------------------------    -----------------

                  -----------------------------------------    -----------------

                  -----------------------------------------    -----------------

         It is the intention of the Holder to comply with the provisions of
Section 4(C) of the Debenture regarding certain limits on the Holder's right to convert thereunder. Based on the analysis on the attached Worksheet Schedule, the Holder believe this conversion complies with the provisions of said Section 4(C). Nonetheless, to the extent that, pursuant to the conversion effected hereby, the Holder would have more shares than permitted under said Section, this notice should be amended and revised, ab initio, to refer to the conversion which would result in the issuance of shares consistent with such provision. Any conversion above such amount is hereby deemed void and revoked.

         As contemplated by the Debenture and the Securities Purchase Agreement, this Notice of Conversion is being sent by facsimile to the telecopier number and officer indicated above.

         If this Notice of Conversion represents the full conversion of the outstanding balance of the Converted Debenture, the Holder either (1) has previously surrendered the Converted Debenture, duly endorsed, to the Company or
(2) will surrender (or cause to be surrendered) the Converted Debenture, duly endorsed, to the Company at the address indicated above by express courier within five (5) business days after delivery or facsimile transmission of this Notice of Conversion.

         The certificates representing the Conversion Shares should be transmitted by the Company to the Holder via express courier or by electronic transfer within the time contemplated by the Debenture and Securities Purchase Agreement after receipt of this Notice of Conversion (by facsimile transmission or otherwise) to:

         As contemplated by the Debenture, the Company should also pay all accrued but unpaid interest on the Converted Debenture to the Holder. The Holder

                      __      If the Company elects to pay such interest in
                  Common Stock, as contemplated by the Debenture, such shares should be issued in the name of the Holder and delivered in the same manner as, and together with, the Conversion Shares.

                      __      If the Company elects or is required to pay the
                  interest paid in cash, such payment should be made by wire transfer as follows:


                                    COMPUTERIZED THERMAL IMAGING, INC.


                                    By:         /s/ Bernard J. Brady
                                          --------------------------------------
                                    Name:       Bernard J. Brady
                                          --------------------------------------
                                    Title:      CFO, Secretary, Treasurer
                                          --------------------------------------

                              NOTICE OF CONVERSION
                               WORKSHEET SCHEDULE



1. Current Common Stock holdings of Holder and Affiliates                 _____________
2. Shares to be issued on current conversion                              _____________
3. Other shares eligible to be acquired without restriction               _____________
4. Total [sum of Lines 1 through 3]                                       _____________

5. Outstanding     shares of Common Stock                                 _____________
6. Adjustments to Outstanding
         a. Shares from Line 1 not included in Line 5       ____________
         b. Shares to be issued per Line 2                  ____________
         c. Total Adjustments [Lines 6a and 6b]                           _____________
7. Total Adjusted Outstanding [Lines 5 plus 6c]                           _____________

8. Holder's Percentage [Line 4 divided by Line 7]                         _____________%
[Note: Line 8 not to be above 4.99%]